Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Ed Galante Elected to Celanese Board of Directors

DALLAS, February 11, 2013 -- Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today announced that Ed Galante has been elected to the company's board of directors. Galante is a former senior vice president, Exxon Mobil Corporation. Previously, Galante served as executive vice president, ExxonMobil Chemical Company. A 34-year veteran of Exxon Mobil Corporation, Galante has also held various leadership positions, including chairman and managing director, Esso Thailand, and chief executive and general manager, Esso Caribbean and Central America.

“Ed's leadership in the chemical and oil and gas industries, as well as the Asia Pacific and Central America regions, aligns with Celanese's strategic growth plans and will serve us well as we continue to create value for our shareholders. We are extremely pleased to have Ed join our board,” said Mark Rohr, chairman and chief executive officer.

Galante received his bachelor's of science degree in Civil Engineering from Northeastern University.

Galante will serve on Celanese's board of directors until the company's annual meeting of stockholders in April 2013, at which time he will be a nominee for election by stockholders.

About Celanese
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,600 employees worldwide and had 2012 net sales of $6.4 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Celanese Corporation
Investor Relations
Jon Puckett, +1-972-443-4965
Telefax: +1-972-443-8519
Jon.Puckett@celanese.com
or
Media Relations
Linda Beheler, +1-972-443-4924
Telefax: +1-972-443-8519
linda.beheler@celanese.com